Exhibit (a)(1)(E)

FORM OF REMINDER NOTICE OF EXPIRATION OF OFFER

Subject: Important Reminder Notice

Dear Option Holder:

This is just a reminder that the deadline of 11:59 p.m. Eastern time on August 19, 2013, is approaching for you to elect to participate in the Company’s offer to purchase certain outstanding options (the “Eligible Options”) to purchase shares of its common stock granted under the Company’s 2002 Stock Option Plan and the Company’s 2007 Stock Option Plan (the “Offer to Purchase”). If you wish to participate in the offer to tender your Eligible Options, as described in the Offer to Purchase, you must complete and sign the Tender Election Form and return it to Gerald Ciejka by hand delivery, by email at gciejka@westfieldbank.com or by mail to Westfield Financial, Inc., 141 Elm Street, Westfield, Massachusetts 01085, Attention: Gerald P. Ciejka. If you wish to participate, we must receive your completed and signed Tender Election Form before the deadline noted above.

Questions about this offer should be sent to Gerald P. Ciejka at (413) 564-2609 or gciejka@westfieldbank.com.